EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Separation Agreement”) is made by and between Texas Rare Earth Resources (“TRER” or the “Company”), a Nevada Corporation, and K. Marc LeVier (“LeVier”) this __ day of July, 2012 (“Effective Date”).  TRER and LeVier are sometimes referred to collectively as the “Parties” or individually as a “Party.”

PURPOSE

TRER and LeVier have reached an agreement whereby LeVier’s has voluntarily  terminated his employment with TRER as of the Effective Date, and the Parties desire to set forth the terms of  their agreement.

TERMS

To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1. Termination of Employment Agreement. Except as otherwise provided in Paragraphs 7 and 8 hereto, this Separation Agreement constitutes the entire agreement between the parties and replaces and terminates the Employment Agreement entered into by and between TRER and LeVier on May 3, 2011, and all other promises or agreements of or related to his employment, whether oral or written, express or implied.

2.    Resignation as Officer and Director and Termination of Employment.  LeVier hereby voluntarily resigns all positions as an officer and director of TRER, including, but not limited to, Chief Executive Officer of TRER and all other positions as an employee, representative or agent of TRER, effective immediately and regardless of whether LeVier revokes the Waiver and Release as provided for herein.

3.  Payments.

a)  TRER shall pay LeVier his base salary through the Effective Date of this Separation Agreement, in accordance with TRER’s normal payroll schedule and procedures for LeVier.

b)  Within ten business days after the date that the Waiver and Release referenced in Paragraph 9 and attached hereto as Appendix A becomes irrevocable by LeVier (defined as the “Waiver Effective Date” in the Waiver and Release), TRER shall pay to LeVier in a lump sum $225,000.00, less withholding taxes required by law  (the “Separation Payment”).

c)  TRER shall pay LeVier an additional amount of four weeks base salary, reflecting his accrued but unused vacation pay.

d)  Within ten business days after the Effective Date, TRER will reimburse LeVier for all business expenses submitted in accordance with Section 6(a) of the Employment Agreement and in compliance with any applicable laws, and TRER rules or policies currently in place.

4.  Surrender of All Stock Options.  LeVier is the recipient of a five year option to purchase up to 2,500,000 shares of Company restricted common stock at an exercise price of $2.50 per share pursuant to a Stock Option Agreement effective May 3, 2011.  LeVier has not exercised the option, and he hereby surrenders in full all rights to the option, and any other stock options TRER offered, promised, or granted him, whether vested or not.  LeVier empowers TRER to reflect the cancellation of all options on TRER’s books and records and to make or do all other proper and necessary acts in furtherance thereof.  LeVier acknowledges that the Stock Option Agreement is null and void, and he will return the original document to TRER.

5.  No Further Compensation.  Except as expressly set forth in Paragraph 3 of this Separation Agreement, LeVier acknowledges that he is not entitled to any further compensation or benefits, including but not limited to stock options, base compensation, bonus, unused vacation, health club dues, sick pay, expense reimbursement, or other benefits whether set forth in his Employment Agreement or otherwise.

6.  Withholdings; Right of Offset.  TRER may withhold and deduct from any benefits and payments made or to be made pursuant to this Separation Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

7.  Indemnity Rights. The Parties agree that all of the terms and provisions of the Indemnification Agreement entered into by and between TRER and LeVier on May 3, 2011, shall remain in full force and effect after the Effective Date of this Separation Agreement.

8.  Confidentiality Terms Remain in Effect.  The Parties agree that the terms and provisions of Paragraph 7 of the Employment Agreement, and that Paragraph only, shall remain in full force and effect after the Effective Date of this Separation Agreement. Provided, however, that LeVier may retain copies of his Employment Agreement and Indemnification Agreement.

9.  Global Release of Claims.  LeVier shall execute and deliver to TRER the Waiver and Release attached hereto as Appendix A (the “Waiver and Release”) on or before 21 days from the date it is provided to him for consideration.

10.  Release by TRER.  TRER, on its own behalf and on behalf of its successors and assigns, hereby releases, forever discharges and covenants not to sue LeVier or LeVier’s heirs,

administrators, executors, successors and assigns from and with respect to any and all claims, dues and demands, proceedings, causes of action, orders, obligations, contracts and agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which TRER or its successors and assigns now has, has ever had or may hereafter have against LeVier to the extent arising contemporaneously with or prior to the effective date hereof or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the effective date hereof, including, without limitation, any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with (i) LeVier’s employment with TRER, (ii) any and all representations and statements to, from or between the Parties, (iii) the common laws of any state, and (iv) all federal statutes; provided, however, that this Release shall not apply to any rights of TRER deriving from or related to any actions of LeVier that (i) were not performed in good faith in a manner LeVier could have reasonably believed to be in, or not opposed to, the best interests of TRER and its shareholders, or (ii) involve fraud or a knowing violation of law.  The release in this Paragraph 10 also specifically encompasses any and all claims grounded in contract or tort theories, including, but not limited to, breach of contract, tortious interference with contractual relations, promissory estoppel, breach of the implied covenant of good faith and fair dealing, breach of TRER handbooks, manuals or other policies, wrongful discharge, wrongful discharge in violation of public policy, assault, battery, false imprisonment, invasion of privacy, negligent misrepresentations, defamation, including libel and slander, discharge defamation and self-defamation, intentional or negligent infliction of emotional distress, negligence, breach of fiduciary duty, negligent hiring, retention or supervision, whistleblower claims, and/or any other contract or tort theory based on either intentional or negligent conduct of any kind (other than fraud or knowing violations of law), including any attorneys’ fees, liquidated damages, punitive damages, costs or disbursements that could be awarded in connection with these or any other common law claims.

11.  Knowing and Voluntary Agreement.  LeVier understands it is his choice whether or not to enter into this Separation Agreement and that his decision to do so is voluntary and is made knowingly.  LeVier acknowledges that he has been advised by TRER to seek independent legal counsel to review this Separation Agreement.

12.  Dispute Resolution.  In the event of any dispute or controversy relating to or arising under this Separation Agreement, including any challenges to the validity hereof, the Parties hereto mutually consent to the exclusive jurisdiction of the state and federal courts of Colorado.

13.  Severability.  The Parties to this Separation Agreement intend that the Agreement be enforced to the maximum extent permitted by law, and should a court of competent jurisdiction determine that any provision is unenforceable, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted from this Separation Agreement without affecting any other provisions.  This Separation Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under applicable law.

14.  No Admission of Liability.  This Separation Agreement and compliance with this Separation Agreement shall not be construed as an admission by TRER, or any of its officers, directors or employees, or LeVier of any liability whatsoever, or as an admission by TRER of any violation of the rights of LeVier or any other person, or any violation of any order, law, statute, duty or contract.

15.  Cooperation.  LeVier agrees to cooperate with TRER, and its officers and directors in connection with any claim, investigation, action, suit or proceeding, whether civil or criminal, administrative or investigative, involving a claim by a third party against TRER before or involving a court, administrative agency, or governmental organization.   This cooperation shall include but not be limited to making himself reasonably available to testify on behalf of TRER and to assist TRER as reasonably requested by TRER.  TRER shall make good faith efforts to schedule any such testimony or time from LeVier so as not to conflict with LeVier’s other professional obligations.  To the extent that TRER requests more than a de minimus amount of time, considered for purposes of this Agreement to be more than four hours in any given month or more than eight hours in any three month period, TRER shall compensate LeVier for his time at the hourly rate equal to the following:  the greater of either (1) LeVier’s current base salary at the time the services are provided, or (2) LeVier’s last salary at TRER; divided by 2080.

16.  Return of TRER Property.   LeVier agrees that he shall immediately return to TRER all of its property that is in his possession or control.  This includes, but is not limited to, all keys, access cards, passwords, access codes and other information necessary to access any computer or electronic databases, credit and fuel cards, computer software and hardware, legal and other records, books, notes, memoranda, files, lists, stock option certificates, and documents of all kinds regardless of the medium in which they are maintained.  LeVier shall retain his laptop computer, keyboard and monitor, provided that, LeVier will contact TRER’s independent

IT professional who will, at TRER’s expense, copy any and all business files from LeVier’s hard drive, wipe that hard drive clean and return the laptop to LeVier.

17.  Non-disparagement.  For a period of three years, the Parties will not, directly or indirectly, communicate, or publish any intentionally disparaging, negative, or harmful remarks, comments or statements (collectively, “Disparaging Information”), concerning or related to the other Party (including in the case of the Company, its current and former directors, managers, officers, and employees).  Disparaging Information includes any means of communication, including written communications, oral communications, electronic or magnetic communications, writings, and oral or written statements.  The parties acknowledge that in executing this Agreement, they have knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the other Party.  The Parties also understand and agree that they have had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with their respective attorney, and to consent to this clause and its terms knowingly and voluntarily.  If either breaches the obligations contained in this paragraph, the non-breaching party may seek all equitable and legal relief including, without limitation, a temporary restraining order, a temporary injunction, or a permanent injunction.  Nothing in this Separation Agreement or in the Waiver and Release shall prevent a party from (i) making any truthful statements in the course of legal proceedings, or (ii) testifying truthfully in response to compulsory process or investigative inquiry from any governmental agency.

18.  Confidentiality.  The Parties will keep strictly confidential and will not disclose to any person or entity the substance of the negotiations or the terms and conditions of this Separation Agreement.  Notwithstanding the generality of the foregoing, the Parties may disclose the amount received in consideration of this Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state or federal governments, (ii) for the purpose of enforcing any term of this Agreement, (iii) to attorneys, tax or financial advisors and medical or mental health providers, after advising them of the need to maintain confidentiality hereunder; or (iv) in response to compulsory process.  To the extent TRER discloses any information about this Separation Agreement pursuant to a legally required public filing, including a filing under the United States Securities Exchange Act of 1934, as amended, TRER shall first obtain written approval from LeVier as to the content of any such disclosure, which approval will be reasonably given.  If LeVier discloses the above information in response to compulsory process, he will notify TRER immediately in writing of the request so the Company may seek an appropriate protection order and, if compelled to do so, he will use his commercially reasonable best efforts to obtain a court order or other assurance that confidential treatment will be accorded to such information.

19.  Governing Law.  The interpretation, validity, and effect of this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Colorado, excluding any conflicts of law rule or principle that might otherwise refer to the substantive law of another jurisdiction, without regard to the place of execution or the place for performance thereof.

20.  Notices.  Each notice or other communication required or permitted under this Separation Agreement shall be in writing and transmitted, delivered, or sent by personal delivery,

prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party.  Either Party may change the address for notice by notifying the other Party of such change in accordance with this Paragraph.

21.      Entirety and Integration.  Upon the execution hereof by TRER and LeVier, this Separation Agreement (including the provisions of the Employment Agreement, Indemnification Agreement, Waiver and Release, and TRER’s by-laws, all of which are incorporated by reference herein) shall constitute a single, integrated contract expressing the entire agreement of the Parties relative to the subject matter hereof and shall supersede all prior negotiations, understandings and/or agreements, if any, of the Parties.  Neither Party has made any covenants, agreements, representations, or warranties of any kind whatsoever to the other, except as specifically set forth in this Separation Agreement.

22.  Expenses.  Each Party hereto shall pay all his or its own costs and expenses incident to the negotiation of, performance of, and compliance with this Separation Agreement, including the fees, expenses and disbursements of his or its counsel and accountants.

23.  Multiple Counterparts.  This Separation Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to this original or same counterpart. Receipt by facsimile or electronic transmission of any executed signature page to this Separation Agreement shall constitute effective delivery of such signature page.

24.  Authorization.  Each person signing this Separation Agreement as a Party or on behalf of a Party represents that he is duly authorized to sign this Separation Agreement on such

Party’s behalf, and is executing this Separation Agreement voluntarily, knowingly, and without any duress or coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement, which may be executed in multiple counterparts, as of July __, 2012.

By:	_________________________________
K. Marc LeVier

Address for Notice:

____________________________________
____________________________________

Texas Rare Earth Resources Corp.

By:	_________________________________
Its:	_________________________________

Address for Notice:

____________________________________
____________________________________

Appendix A

WAIVER AND RELEASE

Pursuant to the terms of the Separation Agreement and Release (“Separation Agreement”), made as of July __, 2012, between Texas Rare Earth Resources, Inc. (“TRER”) and me and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, K. Marc LeVier, do freely and voluntarily enter into this Waiver And Release, which shall become effective and binding on the eighth day following my signing this Waiver and Release as provided herein (the “Waiver Effective Date”).  It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by TRER pursuant to the Separation Agreement, I hereby agree and state as follows:

                1.         I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge TRER, and its current and former directors, managers, officers, and employees  (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with TRER, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§ 1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq.), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination.  This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that TRER has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

           Notwithstanding the foregoing, I am not waiving any rights or claims under the Separation Agreement that may arise after I sign this Waiver and Release.  In addition, this Release shall not apply to any of my rights deriving from or related to any actions of TRER or its officers, directors, employees, managers or other agents that (i) were not performed in good faith or (ii) involved fraud or a knowing violation of law.  Moreover, this Waiver and Release does not apply to any claims or rights which, by operation of law, I cannot waive, including the right to file an administrative charge or participate in an administrative investigation or proceeding.  By signing this Waiver and Release, however, I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Nothing in this Waiver and Release shall affect in any way my rights of indemnification provided to me pursuant to TRER’s by-laws, my Indemnification Agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date.

2.           I forever waive and relinquish any right or claim to employment with TRER and any current or future affiliates, subsidiaries, division, parents and/or successors, and I further acknowledge that TRER has no obligation to rehire me

3.           I hereby acknowledge and affirm as follows:

        a.           I have been advised to consult with an attorney prior to signing this Waiver and Release.

               b.           I have been extended a period of 21 days in which to consider this Waiver and Release.  If I have signed this Waiver and Release prior to the end of this 21 day period, it is my personal and voluntary decision to do so.

               c.           I understand that for a period of seven days following my execution of this Waiver and Release, I may revoke the Waiver and Release by notifying TRER, in writing, of my desire to do so.  I understand that after the seven-day period has elapsed and I have not revoked this Waiver and Release, it shall then become effective and enforceable.  I understand that the Separation Payment will not be made under the Separation Agreement until after the seven-day period has elapsed and I have not revoked this Waiver and Release.

               d.           I acknowledge that the Separation Payment is consideration to which I am not otherwise entitled under any TRER plan, program, or prior agreement.

               e.           Except as provided in the Separation Agreement, I certify that I have returned all property of TRER, including but not limited to,  all keys, credit and fuel cards, legal and other records, computer software and hardware, notes, memoranda, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

               f.           I have carefully read the contents of this Waiver and Release and I understand its contents.  I am executing this Waiver and Release volunt arily, knowingly, and without any duress or coercion, as required under the Older Workers Benefit Protection Act.

               4.           I acknowledge that this Waiver and Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

               5.           In the event that any provision of this Waiver and Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

               6.           I hereby declare that this Waiver and Release and the Separation Agreement constitute the entire and final settlement between me and TRER, superseding any and all prior agreements, and that TRER has not made any promise or offered any other agreement, except those expressed in this Waiver and Release and the Separation Agreement, to induce or persuade me to enter into this Waiver and Release.

              7.           I understand that in order to be effective this Waiver and Release must be executed by me and delivered to TRER on or before 21 days from the date it was presented to  me for my consideration.

    IN WITNESS WHEREOF, I have signed this Waiver and Release on the __th day of ___________, 2012.

By:	_________________________________
K. Marc LeVier